Exhibit 99.1

Contact:
Kay Jackson
RadioShack Media Relations
817-415-3300
Media.relations@radioshack.com

RadioShack Corporation Announces Planned Reduction in its Workforce
Headquarters, Other Support Functions Targeted for Reduction

Fort Worth, Texas — August 10, 2006 — RadioShack Corporation (NYSE: RSH) announced today that the company plans to reduce its workforce by approximately 400 to 450 positions across its various support functions. This move will reduce the company’s overhead expense and improve its long-term competitive position in the marketplace.

Most of RadioShack’s planned reductions will affect positions at its headquarters operation. The exact number of employees affected has yet to be determined; however, the reduction will include employees at all levels. RadioShack will notify affected employees by early September.

Earlier this year, RadioShack announced a turnaround plan designed to increase average unit volume, lower overhead costs and grow profitable square footage. Since the plan’s announcement in February, the company has closed 480 underperforming stores, consolidated its distribution centers, embarked on a cost restructuring program, and liquidated end-of-life merchandise to make room for a new product assortment in its more than 6,000 stores nationwide.

About RadioShack Corporation

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of retail support services. The company operates a vast network of sales channels, including: more than 6,000 company and dealer stores; more than 100 RadioShack locations in Mexico and Canada; and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.

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